Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES REPORTS THIRD QUARTER
DILUTED EPS OF $1.86

Dayton, Ohio, (November 28, 2018) — REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) today reported financial results for its fiscal 2018 third quarter (“Q3 ‘18”) ended October 31, 2018. REX management will host a conference call and webcast today at 11:00 a.m. ET.

Conference Call:	(212) 231-2939

Webcast / Replay URL:	www.rexamerican.com/Corp/Page4.aspx

The webcast will be available for replay for 30 days.

REX American Resources’ Q3 ‘18 results principally reflect its interests in six ethanol production facilities and its refined coal operation. One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) are consolidated, while those of its four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates. REX consolidates the refined coal entity acquired by the Company in fiscal 2017. The Company reports results for its two business segments as ethanol and by-products, and refined coal.

REX’s Q3 ‘18 net sales and revenue increased 2.1% to $123.8 million, compared with $121.2 million in Q3 ‘17. The year-over-year net sales and revenue increase primarily reflects higher average selling prices during the current year quarter for dried and modified distillers grains as well as increased production in the Company’s ethanol and by-products segment, which was partially offset by an 11.7% reduction in the average selling price per gallon of ethanol. The Company’s Q3 ‘18 gross profit for its ethanol and by-products segment was $11.3 million, compared with $18.3 million in Q3 ‘17, primarily reflecting lower ethanol pricing. As a result, the ethanol and by-products segment income before income taxes was $8.4 million in Q3 ‘18, compared to $15.6 million in Q3 ‘17. The Company’s refined coal operation incurred a $3.5 million gross loss and a $4.2 million loss before income taxes in Q3 ‘18, compared to a $3.4 million gross loss and a loss before income taxes of $5.7 million in Q3 ‘17. As a result, REX reported income from continuing operations before income taxes and non-controlling interests in Q3 ‘18 of $3.8 million, compared with $9.3 million in Q3 ‘17. While the refined coal operation negatively impacted gross profit and income before income taxes, the Company’s refined coal operation contributed to a lower effective tax rate.

Net income attributable to REX shareholders in Q3 ‘18 was $11.9 million, compared to $13.2 million in Q3 ‘17. Q3 ‘18 basic and diluted net income per share attributable to REX common shareholders was $1.86 per share, compared to $2.00 per share in Q3 ‘17. Per share results in Q3 ‘18 and Q3 ‘17 are based on 6,388,000 and 6,597,000 diluted weighted average shares outstanding, respectively.

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REX American Resources Q3 ‘18 Results, 11/28/18	page 2

Segment Income Statement Data:

($ in thousands)	Three Months Ended October 31,		Nine Months Ended October 31,
	2018	2017	2018	2017
Net sales and revenue:
Ethanol & By-Products (1)	$123,546	$120,971	$372,717	$342,858
Refined coal (2) (3)	204	193	610	193
Total net sales and revenues	$123,750	$121,164	$373,327	$343,051

Gross profit (loss):
Ethanol & By-Products (1)	$11,260	$18,257	$38,475	$41,527
Refined coal (2)	(3,513)	(3,390)	(10,478)	(3,390)
Total gross profit	$7,747	$14,867	$27,997	$38,137

Income (loss) before income taxes:
Ethanol & By-Products (1)	$8,405	$15,554	$29,491	$31,807
Refined coal (2)	(4,240)	(5,684)	(11,887)	(5,684)
Corporate and other	(410)	(611)	(1,341)	(2,389)
Total income (loss) before income taxes	$3,755	$9,259	$16,263	$23,734

Benefit (provision) for income taxes:
Ethanol & By-Products	$1,643	$(4,379)	$(1,806)	$(9,712)
Refined coal	8,318	9,918	19,914	9,918
Corporate and other	53	196	240	837
Total benefit (provision) before income taxes	$10,014	$5,735	$18,348	$1,043

Segment profit (loss):
Ethanol & By-Products	$7,946	$9,058	$23,096	$17,665
Refined coal	4,260	4,520	8,549	4,520
Corporate and other	(331)	(410)	(1,057)	(1,532)
Net income attributable to REX common shareholders	$11,875	$13,168	$30,588	$20,653

(1)	Includes results attributable to non-controlling interests of approximately 25% for One Earth and approximately 1% for NuGen.
(2)	Includes results attributable to non-controlling interests of approximately 5%.
(3)	Refined coal sales are reported net of the cost of coal.

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “The third quarter saw a continuation of the operating environment encountered during the first half of 2018, including increased pressure on ethanol pricing. We were successful in partially offsetting these challenges with increased distillers grains pricing, compared to the prior year period, as well as the continued benefit of our refined coal operation. As a result, REX delivered another profitable quarter as we generated approximately $11.9 million in net income, or $1.86 in earnings per share.

“Looking ahead, while the challenging environment continues to persist, we remain focused on the long-term prospects for our businesses. In addition, our debt free balance sheet and strong liquidity position, including cash, cash equivalents and short-term investments of $193 million and working capital of $228 million, allow us to continue to opportunistically repurchase shares and to remain well positioned to evaluate other near- and long-term opportunities to enhance shareholder value.”

Balance Sheet and Share Repurchase Program

At October 31, 2018, REX had cash and cash equivalents and short-term investments of $193.1 million, $49.9 million of which was at the parent company, and $143.2 million of which was at its consolidated production facilities. This compares with cash and cash equivalents at January 31, 2018, of $191.0 million, $74.1 million of which was at the parent company, and $116.9 million of which was at its consolidated ethanol production facilities.

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REX American Resources Q3 ‘18 Results, 11/28/18	page 3

On March 20, 2018, REX’s Board of Directors approved an increase in the share repurchase plan providing the Company with the authority to repurchase up to an additional 500,000 shares of its common stock. During the third quarter of fiscal 2018, the Company purchased 24,561 shares at an average cost of $72.12. REX is now authorized to repurchase up to 402,620 shares of its common stock. The Company had 6,327,178 shares outstanding at October 31, 2018.

Repurchases by the Company are subject to available liquidity, general market and economic conditions, alternate uses for the capital and other factors. Share repurchases may be made from time to time in open market transactions, block trades or private transactions in accordance with applicable securities laws and regulations and other legal requirements. There is no minimum number of shares the Company is required to repurchase and the repurchase program may be suspended or discontinued at any time without prior notice. All shares purchased will be held in the Company’s treasury for possible future use.

The following table summarizes select data related to REX’s
consolidated alternative energy interests:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2018	2017	2018	2017
Average selling price per gallon of ethanol	$1.28	$1.45	$1.33	$1.45
Average selling price per ton of dried distillers grains	$139.67	$108.34	$141.90	$101.44
Average selling price per pound of non-food grade corn oil	$0.25	$0.30	$0.24	$0.29
Average selling price per ton of modified distillers grains	$46.67	$41.64	$59.96	$41.53
Average cost per bushel of grain	$3.32	$3.35	$3.47	$3.39
Average cost of natural gas (per mmbtu)	$2.90	$3.22	$3.07	$3.41

Supplemental data related to REX’s alternative energy interests:

REX American Resources Corporation
Ethanol Ownership Interests/Effective Annual Gallons Shipped as of October 31, 2018
(gallons in millions)

Entity	Trailing Twelve Months Gallons Shipped	Current REX Ownership Interest	REX’s Current Effective Ownership of Trailing Twelve Month Gallons Shipped
One Earth Energy, LLC (Gibson City, IL)	137.2	75.1%	103.0
NuGen Energy, LLC (Marion, SD)	141.0	99.5%	140.3
Big River Resources West Burlington, LLC (West Burlington, IA)	108.4	10.3%	11.2
Big River Resources Galva, LLC (Galva, IL)	128.3	10.3%	13.2
Big River United Energy, LLC (Dyersville, IA)	129.8	5.7%	7.4
Big River Resources Boyceville, LLC (Boyceville, WI)	57.4	10.3%	5.9
Total	702.1	n/a	281.0

REX American Resources Q3 ‘18 Results, 11/28/18	page 4

Third Quarter Conference Call

REX will host a conference call at 11:00 a.m. ET today. Senior management will discuss the financial results and host a question and answer session. The dial in number for the audio conference call is 212/231-2939 (domestic and international callers).

Participants can also listen to a live webcast of the call on the Company’s website, www.rexamerican.com/Corp/Page4.aspx. A webcast replay will be available for 30 days following the live event at www.rexamerican.com/Corp/Page4.aspx.

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 702 million gallons of ethanol over the twelve month period ended October 31, 2018. REX’s effective ownership of the trailing twelve month gallons shipped (for the twelve months ended October 31, 2018) by the ethanol production facilities in which it has ownership interests was approximately 281 million gallons. In addition, the Company acquired a refined coal operation on August 10, 2017. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the impact of legislative changes, the price volatility and availability of corn, dried and modified distillers grains, ethanol, corn oil, gasoline and natural gas, ethanol and refined coal plants operating efficiently and according to forecasts and projections, changes in the international, national or regional economies, weather, results of income tax audits, changes in income tax laws or regulations and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:
Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500
rex@jcir.com

- statements of operations follow -

REX American Resources Q3 ‘18 Results, 11/28/18	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts) Unaudited

	Three Months Ended October 31,		Nine Months Ended October 31,
	2018	2017	2018	2017
Net sales and revenue	$123,750	$121,164	$373,327	$343,051
Cost of sales	116,003	106,297	345,330	304,914
Gross profit	7,747	14,867	27,997	38,137
Selling, general and administrative expenses	(5,412)	(7,347)	(16,075)	(17,528)
Equity in income of unconsolidated ethanol affiliates	611	1,094	2,182	1,931
Interest and other income	809	645	2,159	1,194
Income from continuing operations before income taxes and non-controlling interests	3,755	9,259	16,263	23,734
Benefit for income taxes	10,014	5,735	18,348	1,043
Net income including non-controlling interests	13,769	14,994	34,611	24,777
Net income attributable to non-controlling interests	(1,894)	(1,826)	(4,023)	(4,124)
Net income attributable to REX common shareholders	$11,875	$13,168	$30,588	$20,653

Weighted average shares outstanding – basic and diluted	6,388	6,597	6,473	6,594

Basic and diluted net income per share attributable to REX common shareholders	$1.86	$2.00	$4.73	$3.13

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REX American Resources Q3 ‘18 Results, 11/28/18	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands) Unaudited

	October 31,	January 31,
	2018	2018
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$178,229	$190,988
Short-term investments	14,891	—
Restricted cash	434	354
Accounts receivable	15,732	12,913
Inventory	21,636	20,755
Refundable income taxes	8,339	6,612
Prepaid expenses and other	8,111	7,412
Total current assets	247,372	239,034
Property and equipment-net	186,458	197,827
Other assets	8,562	7,454
Equity method investments	33,724	34,549
TOTAL ASSETS	$476,116	$478,864
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$9,387	$8,149
Accrued expenses and other current liabilities	10,225	13,716
Total current liabilities	19,612	21,865
LONG TERM LIABILITIES:
Deferred taxes	123	21,706
Other long term liabilities	7,947	3,367
Total long term liabilities	8,070	25,073
COMMITMENTS AND CONTINGENCIES EQUITY:
REX shareholders’ equity:
Common stock, 45,000 shares authorized, 29,853 shares issued at par	299	299
Paid in capital	148,242	146,923
Retained earnings	578,501	547,913
Treasury stock, 23,527 and 23,287 shares, respectively	(331,763)	(313,643)
Total REX shareholders’ equity	395,279	381,492
Non-controlling interests	53,155	50,434
Total equity	448,434	431,926
TOTAL LIABILITIES AND EQUITY	$476,116	$478,864

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REX American Resources Q3 ‘18 Results, 11/28/18	page 7

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands) Unaudited

	Nine Months Ended October 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$34,611	$24,777
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	18,673	15,695
Income from equity method investments	(2,182)	(1,931)
Dividends received from equity method investments	3,007	4,009
Interest income from investments	(993)	—
Deferred income tax	(22,146)	(5,682)
Stock based compensation expense	730	881
Loss (gain) on disposal of property and equipment	104	87
Loss on sale of investment	—	13
Changes in assets and liabilities:
Accounts receivable	(2,819)	2,023
Inventory	(881)	(7,039)
Other assets	(2,996)	(222)
Accounts payable-trade	1,682	2,195
Other liabilities	2,079	(746)
Net cash provided by operating activities	28,869	34,060
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,954)	(19,315)
Acquisition of business, net of cash acquired	—	(12,049)
Sale of short-term investments	112,091	—
Purchase of short-term investments	(125,989)	—
Other	25	275
Net cash used in investing activities	(21,827)	(31,089)
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	(18,419)	—
Payments to non-controlling interests holders	(1,734)	(1,725)
Capital contributions from minority investor	432	738
Net cash used in financing activities	(19,721)	(987)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(12,679)	1,984
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-Beginning of period	191,342	188,706
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-End of period	$178,663	$190,690
Non cash investing activities – Accrued capital expenditures	$603	$1,049
Non cash financing activities – Stock awards accrued	$585	$768
Non cash investing activities – Stock awards issued	$1,473	$1,195

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